Exhibit 4.40

The Directors of
Aegean Oil Terminal Corporation
c/o Aegean Marine Petroleum Network Inc.
Akti Kondyli 10
185 45, Piraeus
Greece

15 November 2011

Dear Sirs

Amendment Letter

1	We refer to the facility letter between ABN AMRO Bank N.V. (the Bank) and Aegean Marine Petroleum S.A. and Aegean Petroleum International Inc. (each a Borrower and together the Borrowers) dated 21 June 2011 (the Facility Letter).

2	Unless indicated otherwise, the definitions in the Facility Letter apply in this letter (the Amendment Letter).

3
The purpose of this Amendment Letter is to introduce a new Borrower (Aegean Oil Terminal Corporation) and a new, temporarily Sub Limit as described in more detail under 4 (b) below (Sub Limit 3), which Sub Limit is available for a period of 180 days from the date of this Amendment Letter (the Availability Period) and to be used solely by Aegean Oil Terminal Corporation.

4	With effect from the date of this Amendment Letter, the Facility Letter shall be amended as follows:

(a)	in paragraph 1.1 of the Facility Letter the details of the new Borrower shall be added, so that paragraph 1.1 shall read as follows:

"We, ABN AMRO Bank N.V. (the Bank), are pleased to make available to:

-	Aegean Marine Petroleum S.A. (registered in Liberia, company number C-76656, hereinafter also referred to as "AMP");

-	Aegean Petroleum International Inc. (registered in the Marshall Islands, company number 28486, hereinafter also referred to as "API"); and

-	in respect of Sub Limit 3 (described in more detail below) only: Aegean Oil Terminal Corporation (registered in the Marshall Islands, company number 29458, hereinafter also referred to as "AOT")

(each a Borrower and together the Borrowers) an uncommitted facility (the Facility) on the terms and conditions set out in this Facility Letter. Capitalised terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Bank's Commodity Facility Terms and Conditions.".

(b)	in paragraph 1.5 of the Facility Letter the following sub paragraph shall be inserted after sub paragraph (b):

"(c)
a sub limit of USD 20,000,000 is available to AOT until 15 May 2012 (the Sub Limit 3 Maturity Date) and may be utilised by way of Advance and must be used solely to facilitate the further advancement of the construction of the new Aegean Bunkering Terminal in Fujairah (the Terminal), United Arab Emirates (Sub Limit Purpose) (Sub Limit 3). Disbursements will be made against invoices provided by the various contractors involved in the construction of the Terminal by the Borrower, and the Bank will pay directly the invoiced amounts

ABN AMRO BANK N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

to the relevant contractors. The maximum financing tenor for any Utilisation under Sub Limit 3 shall not exceed the lesser of (i) 180 days and (ii) the number of days between the Utilisation Date and the Sub Limit 3 Maturity Date. Repayment of all Utilisations under Sub Limit 3 must be effected in full by no later than the Sub Limit 3 Maturity Date directly into the account of AOT with the Bank.".

(c)	in paragraph 2.1 sub paragraph (e) and (f) shall be deleted and replaced with the following wording:

"(e)
a certified copy of the marine cargo insurance policy of AMP and API covering the usual risks, including but not limited to risks occurring during transportation, transit and storage of the goods and showing the bank as loss payee;

(f)	a positive legal opinion on the effectiveness of waiver from the other banks of AMP and API in respect to receivables and inventories being pledged to the Bank;".

(d)	in paragraph 2.1 of the Facility Letter sub paragraph (g) shall be renamed into sub paragraph (h) and the new sub paragraph (g) shall read as follows:

"(g)	an acceptable positive legal opinion from a local lawyer on the pledge of shares of AOT according to the laws of the Marshall Islands; and".

(e)	in paragraph 2.2 sub paragraph (d), (e), (f) and (g) shall be deleted and replaced with sub paragraph (d), (e), (f), (g), (h) and (i) which shall read as follows:

"(d)	an original, duly executed assignment of receivables according to English law (Deed of Assignment) from AMP and API;

(e)
an original, duly executed Continuing Security Agreement according to the laws of the State of New York from API. To perfect the Bank's security interest the Bank will execute UCC-1 filings for stocks and receivables (enclosed);

(f)	an original, duly executed pledge of stock according to English law (Pledge and Master Trust Receipt) from AMP and API;

(g)	an original, duly executed Declaration of Joint and Several Liability according to Dutch law between API and AMP;

(h)	an original, duly pledge of shares of AOT according to the laws of the Marshall Islands (Pledge Agreement) from the Guarantor (enclosed); and

(i)	any other documents or amendments to the Security Documents which the Bank may from time to time reasonably require.".

(f)	in paragraph 4 (Special Conditions) of the Facility Letter, paragraph 4.1 shall be deleted and replaced with the following wording:

"4.1	It is hereby agreed that the Bank's Commodity Facility Terms and Conditions are subject to the following amendments:

(a)
Clause 7.1 shall be deleted and replaced with the following wording: "It shall deliver to the Bank the audited consolidated annual accounts of the Group (prepared by an acceptable auditing firm) within 180 days after the end of the financial year to which they relate as well as the unaudited quarterly and semi-annual consolidated management figures of the Group within 60 days after the period to which they relate and

ABN AMRO BANK N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

promptly provide the Bank with such other information about itself an/or the Group as the Bank may reasonably require."; and

(b)
Clause 7.9 shall be deleted and replaced with the following wording: "It shall not create or permit to arise or subsist any Security Interest (other than in favour of the Bank) over any of its assets being financed or to be financed by the Bank and/or that are the subject of a Security Document, without the prior written consent of the Bank and it shall ensure that the Guarantor shall not create or permit to arise or subsist any Security Interest (other than in favour of the Bank) over any of its fixed assets, including but not limited to assets that are the subject of a Security Document, without the prior written consent of the Bank.".

(g)	in paragraph 4 (Special Conditions) of the Facility Letter the following paragraphs shall be inserted after sub paragraph 4.9:

4.10
"Without any limitation of the Bank's rights under the Facility, including but not limited to the rights as described in more detail in paragraph 1.9 of the Facility Letter and Clause 6 (Repayment) of the Bank's Commodity Facility Terms and Conditions, the sum of the indebtedness and/or outstandings of each of the Borrowers to the Bank shall be immediately due and payable in, though not limited to, following cases: (a) if any financial indebtedness of any Obligor is not paid when due or is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (howsoever described); or (b) any creditor of any Obligor becomes entitled to declare any financial indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

4.11	AOT shall not create or permit to arise or subsist any bank indebtedness (other than it's indebtedness to the Bank) without the prior written consent of the Bank.

4.12
In case any of the conditions related to Sub Limit 3 are not met, including but no limited to the conditions as described in paragraph 4.1 (b) above and/or if any Utilisation is not utilised solely for the Sub Limit Purpose, AOT must be repay all Utilisations under Sub Limit 3, together with all accrued interest, Fees, Commission and all other related amounts owing, immediately.".

5	It has been agreed that Schedule 1 (Facility) of the Facility Letter does not apply to Sub Limit 3. The Fees and Margin applicable to Sub Limit 3 shall be laid down in Schedule 2.

6
This Amendment Letter is designated a Finance Document for the purposes of the Facility Letter and is also subject to the Bank's Commodity Facility Terms and Conditions and General Conditions. Both the Commodity Facility Terms and Conditions and the General Conditions of the Bank, have been provided to the Borrowers, and the Borrowers confirm to have taken notice of and accept the contents of the Commodity Facility Terms and Conditions and the General Conditions.

7
AOT shall not request any Utilisation of Sub Limit 3 and the Bank will not make any Utilisation of Sub Limit 3 available until the Bank has received all of the documents, payments and other evidence specified below in a form and substance satisfactory to the Bank:

(a)
the documents and other evidence as specified in paragraph 2 (Conditions precedent to all Utilisations) of the Facility Letter as amended by this Amendment Letter, including but not limited to an original and duly executed pledge of shares according to the laws of the Marshall Islands from AOT an acceptable positive legal opinion from a local lawyer on the pledge of shares of AOT:

(b)	payment of the Upfront Fees in full.

ABN AMRO BANK N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

8	The parties confirm that, as amended by this Amendment Letter, the Facility Letter remains in full force and effect.

9
We kindly ask you to confirm your agreement to the terms and conditions of this Amendment Letter by signing the acceptance on the enclosed duplicate of this letter and procuring that the Guarantor does the same, by which the Guarantor also confirms that the original guarantee according to the laws of the State of New York (Guaranty & Agreement) dated 21 June 2011 will be replaced by the enclosed document (enclosure).

10
This offer will expire if the Bank does not receive your signed acceptance of this Amendment Letter, initialled on each page and duly signed, together with the Guaranty & Agreement, duly executed on behalf of the Guarantor within 30 days from the date of this letter.

Yours faithfully

/s/ Samir Kasmi	/s/ Phiroze Mogrelia

Samir Kasmi
For and on behalf of		Phiroze Mogrelia
ABN AMRO Bank N.V.

We accept and agree to the terms of this Amendment Letter:

Executed by Aegean Marine Petroleum S.A.
acting by:

/s/ SP Gianniotis
Name: SP Gianniotis
Title: CFO
Date: 15/11/2011

Executed by Aegean Petroleum International Inc.
acting by:

/s/ SP Gianniotis
Name: SP Gianniotis
Title: CFO
Date: 15/11/2011

Executed by Aegean Oil Terminal Corporation
acting by:

/s/ SP Gianniotis
Name: SP Gianniotis
Title: CFO
Date: 15/11/2011

We confirm in our capacity as Guarantor that we have read and understand this Amendment Letter and are aware of and understand the impact it will have on the Facility Letter, on nature of the transactions that may be financed under the Facility Letter as amended by this Amendment Letter and on the corresponding obligations that may arise under the Guarantee. We confirm that the Guarantee granted by us in favour of the Bank covers and shall continue to cover the obligations of the Borrowers under the Facility Letter as amended by this Amendment Letter:

ABN AMRO BANK N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

Executed by Aegean Marine Petroleum Network Inc.
acting by:

/s/ SP Gianniotis
Name: SP Gianniotis
Title: CFO
Date: 15/11/2011

Enclosure(s):	Guarantee & Agreement Continuing Security Agreement + Security Agreement Questionnaire (API) Pledge Agreement (AOT)

ABN AMRO BANK N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

Schedule 2 – Sub Limit 3

Interest Rate
The definition of "Interest Rate" as specified in Clause 11.2 of the Bank's Commodity Facility Terms and Conditions is herewith amended and replaced with the following:
"Interest Rate means, in relation to a Utilisation that is subject to interest charges, the rate that is the aggregate of Cost of Funds and the Margin for that Utilisation."
The Cost of Funds will fluctuate and is regularly adjusted by the Bank as market conditions change.

Margin	The Margin for Advances under Sub Limit 3 is 5% per annum.
Other
Upfront Fee: USD 300,000 (1.5% flat of the Sub Limit 3 amount), payable in full to the Bank within 5 business days from the date of the Amendment Letter and before the first Utilisation Date.

Expenses and costs: expenses and costs, including but not limited to legal fees and out-of-pocket expenses, if any, incurred by the Bank in preparing, perfecting and maintaining the Facility granted under this Facility Letter are to be borne by the Borrower and charged to the account of the Borrower with the Bank

ABN AMRO BANK N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank